Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CopyTele, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-72716, 333-62381, 333-16933, 333-53416, 333-69650, 333-99717, 333-105012, 333-120333, 333-132544, 333-146261 and 333-156836) on Form S-8 of CopyTele, Inc. of our report dated January 29, 2010, with respect to the consolidated balance sheet of CopyTele, Inc. and subsidiaries as of October 31, 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, and the related financial statement schedule included in Item 15 (a) (1) (2), which report appears in the October 31, 2009 annual report on Form 10-K of CopyTele, Inc..

KPMG LLP

Melville, New York
January 29, 2010